UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2022
__________________________
ASCEND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-254800	83-0602006
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1411 Broadway
16th Floor
New York, NY 10018

(Address of principal executive offices)
(646) 661-7600
(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 23, 2022, Ascend Wellness Holdings, Inc. (the “Company”) appointed Joshua Gold as an independent director and Daniel Neville as a director to the Company’s board of directors (the “Board”). In connection with Mr. Gold’s appointment, Mr. Gold will become chair of the Audit Committee and a member of the Compensation and Corporate Governance Committee; Scott Swid will now serve as Chair of the Compensation and Corporate Governance Committee and a member of the Audit Committee. Mr. Neville will not serve on any committees of the Board at this time.
On November 21, 2022, Emily Paxhia informed the Company that she will be resigning as a member of the Board effective upon the earlier of December 1, 2022 and the appointment of a new independent director to the Board. Accordingly, Ms. Paxhia’s resignation became effective on November 23, 2022, the date of Mr. Gold’s appointment as an independent director.
Mr. Gold, age 51, serves as a general partner of Inverness LLC and Blue Flag Partners LLC in Boston, MA. Previously, Mr. Gold was the Co-Founder and Chief Operating Officer of Three Bays Capital in Boston, MA; and Managing Director at Jefferies & Co., where he served as Head of Client Relationship Management and a member of the Equity Operating Committee. Prior to Jefferies & Co., Mr. Gold served in various roles at Goldman Sachs & Co., Donaldson Lufkin & Jenrette, DeMatteo Monness LLC and Bear Stearns & Co. He recently served on the board of Urbn Leaf in San Diego, CA. Mr. Gold served on the Board of Directors and Executive Committee of the Managed Funds Association (MFA) in Washington D.C.; and on the Investment and Finance Committees at The Rivers School in Weston, MA. He is the Co-Chairman of the Board of Directors of Team IMPACT and the Co-Founder of the Boston Investment Conference. He received a Bachelor of Arts in Government & Law from Lafayette College in Easton, PA.
Mr. Neville, age 36, currently serves as the Company’s Interim Co-CEO (since September 27, 2022) and Chief Financial Officer (since August 2020). Mr. Neville joined the Company as Senior Vice President of Finance in March 2019 and became Chief Financial Officer in August 2020. He was previously at SLS Capital, a special situations hedge fund based in New York, where he served as a Managing Director from January 2015 to March 2019 and an Analyst from April 2010 to January 2015. Previously, he worked as an investment banker at Credit Suisse in the Technology Group, where he worked on mergers & acquisitions and IPO transactions. Mr. Neville earned his Bachelor of Science in Economics from Duke University.
In connection with Mr. Gold’s appointment to the Board, he will receive (i) 125,000 restricted stock units, which will vest 50% on the one-year anniversary of the grant date and 50% on the two-year anniversary of the grant date; (ii) a warrant to purchase 188,000 shares of Class A common stock at a strike price of $2.64 per share, exercisable immediately and expiring 30 months from the date of issuance; and (iii) annual cash and equity compensation consistent with the cash and equity compensation the Company provides to other non-employee directors, which is disclosed in the Company’s definitive proxy statement filed March 28, 2022. Mr. Gold and the Company also entered into an indemnification agreement consistent with the indemnification agreements the Company has entered into with each of its executive officers and directors, which provides contractual rights to indemnification and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements. Also in connection with Mr. Gold’s appointment, the Company terminated a consulting letter agreement dated April 22, 2022 between the Company and Mr. Gold under which Mr. Gold was to provide capital introduction, financing advisory and M&A advisory services and other related services as may have been requested by the Company from time to time.
As an officer of the Company, Mr. Neville will not be compensated for his service on the Board.

There are no arrangements or understandings between either Mr. Gold or Mr. Neville and any other person pursuant to which either such person was selected as a director. There are no family relationships existing between either Mr. Gold or Mr. Neville and any executive officer or director of the Company. Neither Mr. Gold nor Mr. Neville are party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.
Ms. Paxhia’s decision to resign from the Board is not the result of any disagreement with the Company’s operations, policies, or practices. The Board thanks Ms. Paxhia for her service.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ascend Wellness Holdings, Inc.

November 23, 2022	/s/ Daniel Neville
Daniel Neville Interim Co-Chief Executive Officer (Interim Co-Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer)
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